Exhibit 99.1

N86 W12500 Westbrook Crossing

Menomonee Falls, WI 53051

For Immediate Release	Contact: Karen Bauer Communications & Investor Relations Leader 262-293-1562

Actuant Announces Exchange Offer for Senior Notes

MILWAUKEE, WI, August 10, 2012 — Actuant Corporation (NYSE: ATU) announced today that it has commenced an offer to exchange $300,000,000 principal amount of 5.625% Senior Notes due 2022, which are registered under the Securities Act of 1933 (the “new notes”), for $300,000,000 principal amount of outstanding 5.625% Senior Notes due 2022, which have not been registered under the Securities Act of 1933 (the “old notes”). The terms of the new notes to be issued are identical in all material respects to the old notes, except that the new notes will have been registered under the Securities Act of 1933, will not have any of the transfer restrictions, registration rights and additional interest provisions relating to the old notes and will bear a different CUSIP number from the old notes. The Company will not receive any proceeds from the exchange offer.

The exchange offer is being conducted upon the terms and subject to the conditions set forth in the prospectus dated August 10, 2012, and the related letter of transmittal. The exchange offer will be open for acceptance until 11:59 p.m., Eastern Time, on Friday, September 7, 2012, unless extended. Persons with questions regarding the exchange offer should contact the exchange agent, U.S. Bank National Association, toll-free at (800) 934-6802.

This press release shall not constitute an offer to exchange, nor a solicitation of an offer to exchange, the old notes. A copy of the prospectus for the exchange offer and related letter of transmittal may be obtained by contacting the exchange agent at the telephone number listed above or by writing to U.S. Bank National Association, Attention: Specialized Finance, 60 Livingston Avenue, St. Paul, MN 55107.

About Actuant Corporation

Actuant is a diversified industrial company with operations in more than 30 countries. The Actuant businesses are leaders in a broad array of niche markets including branded hydraulic and electrical tools and supplies; specialized products and services for energy markets and highly engineered position and motion control systems. The Company was founded in 1910 and is headquartered in Menomonee Falls, Wisconsin. Actuant trades on the NYSE under the symbol ATU. For further information on Actuant and its businesses, visit the Company’s website at www.actuant.com.

Safe Harbor

Certain of the above comments represent forward-looking statements made pursuant to the provisions of the Private Securities Litigation Reform Act of 1995. Management cautions that these statements are based on current estimates of future performance and are highly dependent upon a variety of factors, which could cause actual results to differ from these estimates. Actuant’s results are also subject to general economic conditions, variation in demand from customers, the impact of geopolitical activity on the economy, continued market acceptance of the Company’s new product introductions, the successful integration of acquisitions, restructuring, operating margin risk due to competitive pricing and operating efficiencies, supply chain risk, material and labor cost increases, foreign currency fluctuations and interest rate risk. See the Company’s Form 10-K filed with the Securities and Exchange Commission for further information regarding risk factors. Actuant disclaims any obligation to publicly update or revise any forward-looking statements as a result of new information, future events or any other reason.